+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION                  ----------------------------------
+--------+                               WASHINGTON, D.C. 20549                                    OMB APPROVAL
                                                                                          ----------------------------------
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                   OMB Number          3235-0287
    to Section 16.                                                                           Expires:   September 30, 1998
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities                 Estimated average burden
    obligations may           Exchange Act of 1934, Section 17(a) of the                     hours per response........0.5
                                                                                          ----------------------------------
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or type responses)

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1.  Name and Address of Reporting Person*

        Kitze                      Christopher
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        (Last)                      (First)                        (Middle)

c/o NBC Internet, Inc.
225 Bush Street
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                                   (Street)

San Francisco, CA 94104
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol  NBC Internet, Inc.--"NBCI"
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)

4.  Statement for Month/Year  February 2000
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


     X  Director     X  Officer             ___ 10% Owner    ___ Other
    ---             --- (give title below)                       (specify below)

    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

     XX  Form filed by One Reporting Person
    ----
    ____ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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
Common Stock          02/09/2000    S            300,000          D      $81.375        3,050,680              I      By Flying Disc
                                                                                                                      Investments
                                                                                                                      Limited
                                                                                                                      Partnership
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

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriva-             Day/                                       (Instr. 3, 4, and 5)
                                      tive                Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

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

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
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                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriva-     ative            Form          of In-
                                 Date                                           tive        Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Securities    ficial
                                                                                (Instr.     ficially         Bene-         Owner-
                               --------------------------------------------     5)          Owned            ficially      ship
                               Date     Expira-              Amount or                      at End           Owned at      (Instr.
                               Exer-    tion         Title   Number of                      of               End of        4)
                               cisable  Date                 Shares                         Month            Month(1)
                                                                                            (Instr. 4)       (Instr. 4)
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

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** Intentional misstatements or omissions of facts constitute Federal                     /s/ Christopher Kitze        03/01/2000
   Criminal Violations.                                                             -------------------------------  -------------
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                        **Signature of Reporting Person       Date
                                                                                      Christopher Kitze
   Note: File three copies of this Form, one of which must be manually signed.
   If space provided is insufficient, see Instruction 6 for procedure.

   Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                     Page 2 of 2